SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 13, 2014
AMBAC FINANCIAL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
One State Street Plaza, New York, New York 10004
(Address of principal executive offices) (Zip Code)
(212) 658-7470
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01 Other Events.

On October 13, 2014, Ambac Financial Group, Inc. ("AFG") issued a press release announcing that the Wisconsin Commissioner of Insurance (the “Commissioner”) has approved the request of Ambac Assurance Corporation (“Ambac Assurance”) to redeem its surplus notes on November 20, 2014, rather than December 22, 2014, in an amount equal to 26.67% of the outstanding principal and accrued interest on such surplus notes as of July 20, 2014 (the “Reconciliation Date”). The Segregated Account of Ambac Assurance (the “Segregated Account”) will also redeem its surplus notes (other than junior surplus notes) in a similar proportionate amount on November 20, 2014. The combined redemption amount payable to third parties is $413.6 million.

Ambac Assurance requested approval of the Commissioner to make the proportionate redemptions one month earlier in order to avoid $1.8 million of interest costs which would otherwise be incurred on the surplus notes owned by third parties.

Notwithstanding the earlier redemption of the surplus notes, the Segregated Account will pay catch-up payments on December 22, 2014 to holders of permitted policy claims who initially received 25% of their permitted policy claims in cash, in an amount equal to 26.67% of their deferred amounts (including interest thereon) outstanding as of the Reconciliation Date, as previously announced.

A copy of the press release is filed herewith and attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Item

99.1	Press Release dated October 13, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)
Dated: October 13, 2014
	By:	/s/ William J. White
First Vice President, Secretary, and Assistant General Counsel